                                                                   Exhibit 10.49

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                                CREDIT AGREEMENT


                                    between


                                   JAY WALKER


                                      and


                              SYNAPSE GROUP, INC.



                          Dated as of January 12, 2000


                                  $25,000,000


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                               TABLE OF CONTENTS
                                                                  Page
SECTION 1.   DEFINITIONS .........................................   1
Section 1.1  Definitions .........................................   1
Section 1.2  Accounting Terms; GAAP ..............................  12

SECTION 2.   AMOUNT AND TERMS OF CREDIT FACILITY .................  12
Section 2.1  Term Loan ...........................................  12
Section 2.2  Notice of Borrowing .................................  13
Section 2.3  Disbursement of Funds ...............................  13
Section 2.4  Note ................................................  13
Section 2.5  Interest ............................................  14
Section 2.6  Voluntary Prepayments ...............................  14
Section 2.7  Mandatory Prepayments ...............................  14
Section 2.8  Method and Place of Payment..........................  15
Section 2.9  Taxes................................................  15
Section 2.10 Warrants.............................................  16
Section 2.11 Fees.................................................  16
Section 2.12 Use of Proceeds......................................  17

SECTION 3.   CONDITIONS PRECEDENT.................................  17
Section 3.1  Conditions Precedent to the Loan.....................  17

SECTION 4.   REPRESENTATIONS AND WARRANTIES.......................  19
Section 4.1  Corporate Status.....................................  19
Section 4.2  Corporate Power and Authority........................  20
Section 4.3  No Violation.........................................  20
Section 4.4  Litigation...........................................  20
Section 4.5  Material Adverse Change..............................  20
Section 4.6  Use of Proceeds; Margin Regulations..................  20
Section 4.7  Governmental Approvals...............................  21
Section 4.8  No Default...........................................  21
Section 4.9  Licenses, etc........................................  21
Section 4.10 Compliance With Law..................................  21
Section 4.11 Subsidiaries and Stockholders........................  21
Section 4.12 Solvency.............................................  22
Section 4.13 Title to Properties..................................  22
Section 4.14 Investment Company...................................  22

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SECTION 5.   AFFIRMATIVE COVENANTS................................  22
Section 5.1  Information Covenants................................  22
Section 5.2  Books, Records and Inspections.......................  27
Section 5.3  Maintenance of Insurance.............................  27
Section 5.4  Taxes................................................  27
Section 5.5  Corporate Franchises.................................  28
Section 5.6  Compliance with Law..................................  28
Section 5.7  Performance of Obligations...........................  28
Section 5.8  Maintenance of Properties............................  28

SECTION 6.   NEGATIVE COVENANTS...................................  28
Section 6.1  Capital Expenditures.................................  29
Section 6.2  Indebtedness.........................................  29
Section 6.3  Liens................................................  29
Section 6.4  Restriction on Fundamental Changes...................  30
Section 6.5  Sale of Assets.......................................  30
Section 6.6  Dividends............................................  30
Section 6.7  Transactions with Affiliates.........................  30
Section 6.8  Limitation on Modifications of Certain Documents.....  31
Section 6.9  Changes in Business..................................  31
Section 6.10 Certain Restrictions.................................  31
Section 6.11 Investments..........................................  31
Section 6.12 Fiscal Year; Fiscal Quarter..........................  31

SECTION 7.   EVENTS OF DEFAULT....................................  31
Section 7.1  Events of Default....................................  31
Section 7.2  Rights and Remedies..................................  34

SECTION 8.   MISCELLANEOUS........................................  35
Section 8.1  Payment of Expenses, Indemnity, etc..................  35
Section 8.2  Right of Setoff......................................  36
Section 8.3  Notices..............................................  36
Section 8.4  Successors and Assigns; Participation; Assignments...  37
Section 8.5  Amendments and Waivers...............................  39
Section 8.6  No Waiver; Remedies Cumulative.......................  39
Section 8.7  Governing Law; Submission to Jurisdiction............  39
Section 8.8  Counterparts.........................................  40
Section 8.9  Effectiveness........................................  41
Section 8.10 Headings Descriptive.................................  41


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Section 8.11  Marshalling; Recapture..............................  41
Section 8.12  Severability........................................  41
Section 8.13  Survival............................................  41
Section 8.14  Limitation of Liability.............................  41
Section 8.15  Calculations; Computations..........................  42
Section 8.16  Waiver of Trial by Jury.............................  42

Schedule 4.11 -- Existing Capitalization
Schedule 6.3  -- Existing Liens

Exhibit A     -- Form of Note
Exhibit B     -- Form of Assignment Agreement
Exhibit C     -- Revolving Promissory Note


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

          CREDIT AGREEMENT, dated as of January 12, 2000, between Synapse Group, Inc., a Delaware corporation ("Borrower"), and Jay Walker ("Lender"), as may from time to time hereafter be modified, supplemented or amended (this "Agreement").

                             W I T N E S S E T H:

          WHEREAS, Lender has agreed to extend credit to Borrower to enable Borrower to borrow the Loan (as hereinafter defined) in an aggregate principal amount not to exceed $25,000,000; and

          WHEREAS, Borrower will use the proceeds of the Loan to repay in full that certain credit facility by and among Borrower, Nationsbank, N.A., as administrative agent and syndication agent and as lender, General Electric Capital Corporation, as documentation agent and as lender, and the lenders party thereto from time to time, dated March 5, 1998, as amended (the "Nationsbank Facility").

          NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein and intending to be legally bound hereby, Borrower and Lender hereby agree as follows:


SECTION 1.    DEFINITIONS.

          Section 1.1 Definitions. As used herein, the following terms shall have the meanings herein specified unless the context otherwise requires. Defined terms in this Agreement shall include in the singular number the plural and in the plural number the singular.

          "Affiliate" shall mean, with respect to any Person, any other Person directly or indirectly controlling (including but not limited to all directors and officers of such Person), controlled by, or under direct or indirect common control with such Person. A Person shall be deemed to control a corporation if such Person possesses, directly or indirectly, the power to (i) vote 5% or more of the securities having ordinary voting power for the election of directors of such corporation or (ii) direct or cause the direction of the management and policies of such corporation, whether through the ownership of voting securities, by contract or otherwise. The term "Affiliate" shall not include Lender or Affiliates of Lender.
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          "Agreement" shall have the meaning provided in the preamble of this
Agreement.

          "Annual Financial Statements" shall have the meaning provided in
Section 5.1(c).

          "Asset Sale" shall mean any sale, lease or other disposition (including any such transaction effected by way of merger or consolidation) by Borrower or any Subsidiary, of any asset, including without limitation any sale-leaseback transaction, but excluding (i) dispositions of inventory and used, surplus or worn out equipment in the ordinary course of business, (ii) dispositions to a wholly-owned Subsidiary of Borrower, (iii) cash payments otherwise permitted under this Agreement and (iv) sales or disposition of inventory in connection with the Hanig Joint Venture (which shall not exceed $2 million in the aggregate).

          "Assignee" shall have the meaning provided in Section 8.4(b).

          "Assignment Agreement" shall have the meaning provided in Section 8.4(c).

          "Bankruptcy Code" shall mean Title 11 of the United States Code entitled "Bankruptcy", as amended from time to time, and any successor statute or statutes.

          "Borrower" shall have the meaning provided in the preamble of this Agreement.

          "Borrowing" shall mean the incurrence of the Loan from Lender on the Closing Date.

          "Business Day" shall mean any day excluding Saturday, Sunday and any day which shall be in New York City or Connecticut a legal holiday or a day on which banking institutions are authorized or required by law or other government actions to close.

          "Capital Expenditures" shall mean, for any period, the aggregate of all expenditures (whether paid in cash or accrued as a liability, including the portion of Capitalized Leases originally incurred during such period that is capitalized on the consolidated balance sheet of Borrower and its Subsidiaries) by Borrower and its

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Subsidiaries during such period that, in conformity with GAAP, are or should be included in "purchase of property and equipment" or similar items reflected in the consolidated statement of cash flows of Borrower and its Subsidiaries.

          "Capitalized Lease" shall mean as applied to any Person, any lease of property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is or should be capitalized on a balance sheet of that Person.

          "Capitalized Lease Obligations" shall mean all obligations of Borrower and its Subsidiaries under or in respect of Capitalized Leases.

          "Cash Equivalents" shall mean (i) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof) having maturities of not more than one year from the date of acquisition, (ii) time deposits and certificates of deposit of any Bank or any domestic commercial bank of recognized standing having capital and surplus in excess of $500,000,000 with maturities of not more than one year from the date of acquisition, (iii) fully secured repurchase obligations with a term of not more than 7 days for underlying securities of the types described in clause (i) entered into with any bank meeting the qualifications specified in clause (ii) above, (iv) commercial paper issued by the parent corporation of any domestic commercial bank of recognized standing having capital and surplus in excess of $500,000,000 and commercial paper rated at least A-1 or the equivalent thereof by Standard & Poor's Corporation or at least P-1 or the equivalent thereof by Moody's Investor Services, Inc. and in each case maturing within one year after the date of acquisition and (v) money market funds investing in substantially any of the foregoing.

          "Change of Control" shall mean, at any time, (i) any Person or "group" (as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) other than Lender, Michael Loeb and any trust or other estate planning vehicle established from time to time for their benefit or for the benefit of members of either of their immediate families either (A) becomes the "beneficial owner" (as defined in Rule 13d-3 of the Exchange Act) directly or indirectly, of Voting Stock of Borrower (or securities convertible into or exchangeable for such Voting Stock of Borrower) representing 51% or more of the combined voting power of all Voting Stock of Borrower (on a fully diluted basis) or (B) otherwise has the ability, directly or indirectly, to elect a majority of the board of directors of Borrower; or (ii) Michael Loeb and the Loeb

                                       3
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Family Trust shall cease to own, in the aggregate, at least 27% of the Voting
Stock of Borrower.

          "Closing Date" shall mean the first date on which the conditions specified in Section 3.1 are satisfied (or waived) in accordance with Section 8.5.

          "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time, and any successor statute.

          "Contingent Obligation" as applied to any Person shall mean any obligation of such Person guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other obligations ("primary obligations") of any other Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (x) for the purchase or payment of any such primary obligation or
(y) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of such primary obligation against loss in respect thereof; provided, however, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

          "Credit Exposure" shall have the meaning provided in Section 8.4(b).

          "Default" shall mean any event, act or condition which with notice or lapse of time, or both, would constitute an Event of Default.

          "Default Rate" shall have the meaning provided in Section 2.5(b).

          "Dividends" shall have the meaning provided in Section 6.6.

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          "Environmental Affiliate" shall mean, with respect to any Person, any other Person whose liability for any Environmental Claim such Person has or may have retained, assumed or otherwise become liable for (contingently or otherwise), either contractually or by operation of law.

          "Environmental Approvals" shall mean any permit, license, approval, ruling, variance, exemption or other authorization required under applicable Environmental Laws.

          "Environmental Claim" shall mean, with respect to any Person, any notice, claim demand or similar communication (written or oral) by any other Person alleging potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, fines or penalties arising out of, based on or resulting from
(i) the presence, or release into the environment, of any Material of Environmental Concern at any location, whether or not owned by such Person or
(ii) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

          "Environmental Laws" shall mean all federal, state, local and foreign laws and regulations relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata), including without limitation, laws and regulations relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern.

          "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time. Section references to ERISA are to ERISA, as in effect at the date of this Agreement and any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor.

          "ERISA Controlled Group" means a group consisting of any ERISA Person and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control with such Person that, together with such Person, are treated as a single employer under regulations of the PBGC.

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

          "ERISA Event" means (a) a Reportable Event with respect to a Plan, (b) a withdrawal by the Borrower from a Plan during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations which is treated as such a withdrawal under Section 4062(e) of ERISA, (c) a complete or partial withdrawal by the Borrower from a Multiemployer Plan or notification that Multiemployer Plan is in reorganization, (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan, (e) the occurrence of an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan, or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower.

          "ERISA Person" shall have the meaning set forth in Section 3(9) of ERISA for the term "person."

          "Event of Default" shall have the meaning provided in Section 7.

          "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, and the regulations promulgated therein.

          "Existing Environmental Conditions" shall have the meaning provided in
Section 5.1(i).

          "Federal Reserve Board" shall mean the Board of Governors of the Federal Reserve System as constituted from time to time.

          "Fees" shall mean all amounts payable pursuant to Section 2.11.

          "Final Maturity Date" shall mean April 7, 2001.

          "Fiscal Year" shall mean the twelve month fiscal period of Borrower and its Subsidiaries commencing on January 1 of each calendar year and ending on December 31 of each calendar year.

          "Fully Diluted Equity Stock" shall have the meaning set forth in
Section 2.10.

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

          "GAAP" shall mean United States generally accepted accounting principles as in effect on the date hereof and consistent with those utilized in the preparation of the financial statements referred to in Section 5.1.

          "Hanig Joint Venture" shall mean Gift Business LLC, a Delaware limited liability corporation and its business.

          "Indebtedness" of any Person shall mean, without duplication, (i) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (other than trade payable on terms of 180 days or less incurred in the ordinary course of business of such Person), (ii) all indebtedness of such Person evidenced by a note, bond, debenture or similar instrument, (iii) the principal component of all Capitalized Lease Obligations of such Person, (iv) the face amount of all letters of credit issued for the account of such Person and, without duplication, all unreimbursed amounts drawn thereunder, (v) all indebtedness of any other Person secured by any Lien on any property owned by such Person, whether or not such indebtedness has been assumed, (vi) all Contingent Obligations of such Person, and (vii) all payment obligations of such Person under any interest rate protection agreement (including, without limitation, any interest rate swaps, caps, floors, collars and similar agreements) and currency swaps and similar agreements.

          "Indemnitee" shall have the meaning provided in Section 8.1(d).

          "Interest Payment Date" shall mean the last day of each Interest Period (or, if any such date is not a Business Day, the next succeeding Business
Day).

          "Interest Period" shall mean the period from the date of this Agreement to but excluding the 90/th/ day thereafter, and thereafter each successive 90-day period. If any Interest Period would begin or end on a date which is not a Business Day, such Interest Period shall begin or end, as the case may be, on the next succeeding Business Day and any Interest Period that would extend beyond the Final Maturity Date shall end on the Final Maturity Date. The Lender may, in its discretion, select Interest Periods of one day for any day on or after the Loan shall have become due and payable in accordance with the terms hereof.

          "Investment" shall mean all investments in and all loans, advances and extensions of credit to any Person, all stock, notes, bonds, leases or other securities or evidences of indebtedness of or any capital contribution to any corporation, partnership, firm, joint venture or other business entity.

          "Lender" shall have the meaning provided in the preamble of this Agreement.

          "Lender's Office" shall mean the office of Lender as Lender hereafter designates in writing as such to Borrower.

          "LIBOR Rate" with respect to each Interest Period shall mean for any day, as determined by the Lender, the interest rate per annum offered for deposits in U.S. dollars for such Interest Period in the London interbank market which appears on Telerate Page 3750 or such other page as may replace Telerate Page 3750 on that service or such other service or services as may be nominated by the British Bankers' Association for the purpose of displaying such rate (collectively, "Telerate Page 3750") as of 11:00 A.M. London time on the second Business Day prior to any such date. If the Interest Period is of a duration falling between the Interest Periods for which such rates appear on Telerate Page 3750, the LIBOR Rate shall be the rate determined by interpolation between the rates for the next shorter and the next longer Interest Periods for which such rate appears on Telerate Page 3750, as determined by the Lender, which determination shall be conclusive in the absence of manifest error. In the event that (i) more than one such LIBOR Rate is provided, the average of such rates shall apply, or (ii) no such LIBOR Rate is published, then the LIBOR Rate shall be determined from such comparable financial reporting company as the Lender, in its discretion, shall determine.

          "Lien" shall mean any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), or preference, priority or other security agreement of any kind or nature whatsoever, including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same effect as any of the foregoing and the filing of any financing statement or similar instrument under the Uniform Commercial Code or comparable law of any jurisdiction, domestic or foreign.

          "Loan Commitment" shall mean $25,000,000, as such amount may be reduced pursuant to Section 8.4.

          "Loan Documents" shall mean this Agreement and the Note.

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

          "Loan" shall have the meaning provided in Section 2.1(a).

          "Loeb Family Trust" shall mean any trust or other estate planning vehicle established from time to time for the benefit of Michael Loeb or for the benefit of members of his family.

          "Margin Stock" shall have the meaning provided for such term in Regulation U of the Federal Reserve Board.

          "Material Adverse Effect" shall mean a material adverse effect upon
(i) the business, operations, properties, assets, prospects or condition (financial or otherwise) of Borrower and its Subsidiaries, taken as a whole, or
(ii) the ability of Borrower to pay or perform its respective obligations, liabilities and indebtedness under the Loan Documents as such payment or performance becomes due in accordance with the terms thereof, or (iii) the rights, remedies and powers of Lender under any Loan Document or the validity, legality or enforceability thereof.

          "Materials of Environmental Concern" shall mean and include chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products.

          "Multiemployer Plan" shall mean a Plan which is a "multiemployer plan" as defined in Section 4001(a)(3) of ERISA.

          "Nationsbank Facility" shall have the meaning provided in the Recitals of this Agreement.

          "Net Proceeds" shall mean all cash proceeds of (i) each Asset Sale by Borrower or its Subsidiaries, in each case net of (x) reasonable expenses incurred or reasonably expected to be incurred directly in connection with such sale or disposition and (y) any income, franchise, transfer or other tax payable by Borrower or its Subsidiaries in connection with such Asset Sale and (ii) each issuance by Borrower or its Subsidiaries of any type of debt securities (excluding the Working Capital Facility) or equity securities, in each case net of (x) any underwriting discounts or commissions and (y) reasonable expenses incurred or reasonably expected to be incurred directly in connection with such issuance.

          "Note" shall have the meaning provided in Section 2.4.

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

          "Notice of Borrowing" shall have the meaning provided in Section 2.2.

          "Obligations" shall mean all obligations, liabilities and Indebtedness of every nature of Borrower from time to time owing to Lender under or in connection with any of the Loan Documents.

          "Quarterly Financial Statements" shall have the meaning provided in
Section 5.1(b).

          "PBGC" shall mean the Pension Benefit Guaranty Corporation established under ERISA, or any successor thereto.

          "Person" shall mean and include any individual, partnership, joint venture, firm, corporation, association, trust or other enterprise or any government or political subdivision or agency, department or instrumentality thereof.

          "Plan" means any employee benefit plan covered by Title IV of ERISA, the funding requirements of which:

               (i) were the responsibility of the Borrower or a member of its ERISA Controlled Group at any time within the five years immediately preceding the date hereof,

               (ii) are currently the responsibility of Borrower or a member of its ERISA Controlled Group, or,

               (iii) hereafter become the responsibility of Borrower or a member of its ERISA Controlled Group,

including any such plans as may have been, or may hereafter be, terminated for whatever reason.

          "Pledged Stock" shall mean any and all capital stock of Borrower or any of its Subsidiaries pledged under (i) the Nationsbank Facility, (ii) the stock pledge agreement between Borrower, Nationsbank, N.A., as administrative agent for the lenders signatory thereto, dated March 5, 1998, as amended, (iii) the stock pledge agreement between NewSub Magazine Services LLC, NewSub Special Services Inc. and Nationsbank, N.A. as agent for the benefit of agent and lenders thereto and (iv) any other stock pledge agreement delivered to Nationsbank, N.A. pursuant to the Nationsbank Facility.

          "Purchasing Lender" shall have the meaning provided in Section 8.4(c).

          "Reportable Event" has the meaning set forth in Section 4043(b) of ERISA (other than a Reportable Event as to which the provision of 30 days notice to the PBGC is waived under applicable regulations), or is the occurrence of any of the events described in section 4068(f) or 4063(a) of ERISA.

          "Solvent" means, when used with respect to any Person, that at the time of determination, (i) the fair value of its assets is in excess of the total amount of its liabilities, including all contingent liabilities required (or which, upon the creation or incurring thereof, would be required) to be included in the financial statements (including footnotes) of such Person in accordance with GAAP on a consistent basis, (ii) it is then able and expects to be able to pay its debts as they mature, and (iii) it has capital sufficient to carry on its business as conducted and as proposed to be conducted.

          "Subsidiary" of any Person shall mean and include (i) any corporation 50% or more of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through Subsidiaries and (ii) any partnership, association, joint venture or other entity in which such Person, directly or indirectly through Subsidiaries, is either a general partner or has a 50% or more equity interest at the time; notwithstanding the foregoing, the term "Subsidiary" shall not include the Hanig Joint Venture.

          "Taxes" shall have the meaning provided in Section 2.9.

          "Termination Event" shall mean (i) a Reportable Event, or (ii) the initiation of any action by the Borrower, any member of the Borrower's ERISA Controlled Group or any Plan fiduciary to terminate a Plan or the treatment of an amendment to a Plan as a termination under ERISA or (iii) the institution of proceedings by the PBGC under Section 4042 of ERISA to terminate a Plan or the appointment of a trustee to administer any Plan.

          "Transactions" shall mean each of the transactions contemplated by the Loan Documents.

          "Transferee" shall have the meaning provided in Section 8.4(d).

          "Unfunded Benefit Liabilities" means with respect to any Plan at any time, the amount (if any) by which (i) the present value of all benefit liabilities under such Plan as defined in Section 4001(a)(16) of ERISA, exceeds
(ii) the fair market value of all Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plan (on the basis of assumptions prescribed by the PBGC for the purpose of Section 4044 of ERISA).

          "Voting Stock" shall mean shares of capital stock issued by a corporation, or equivalent in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right to so vote has been suspended by the happening of such a contingency.

          "Warrants" shall have the meaning provided in Section 2.10.

          "Working Capital Facility" shall mean such working capital facilities entered into by of Borrower (including substitutions, replacements or modifications thereof) in an aggregate principal amount not to exceed $15 million on terms and conditions reasonably satisfactory to Lender; provided that the form of Promissory Note attached hereto as Exhibit C shall be deemed satisfactory to Lender.

          Section 1.2 Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time.

 SECTION 2.    AMOUNT AND TERMS OF CREDIT FACILITY.

          Section 2.1 Term Loan. (a) Subject to and upon the terms and conditions herein set forth, Lender agrees to make a single loan (the "Loan") to Borrower on the Closing Date of a sum not to exceed $25,000,000 (the "Loan Commitment"). The Loan Commitment shall expire on January 14, 2000 if not utilized on or prior to such date. All unutilized portions of the Loan Commitment shall expire simultaneously with the making of the Loan on the Closing Date. Once repaid, the Loan may not be reborrowed. The Loan shall mature on the Final

Maturity Date and shall be repaid in its entirety, without premium or penalty other than interest accrued to such date and not paid, by Borrower on the Final Maturity Date.

               (b) The Loan may be voluntarily prepaid pursuant to Section 2.6.

          Section 2.2 Notice of Borrowing. Whenever Borrower desires to borrow hereunder, Borrower's chief financial officer, treasurer or assistant treasurer shall give Lender, at Lender's Office prior to 10:00 A.M., New York City time, at least one Business Days' prior written notice of the Loan. Such notice (a "Notice of Borrowing") shall be irrevocable and shall specify (i) the aggregate principal amount of the requested Loan, and (ii) the date of Borrowing (which shall be a Business Day).

          Section 2.3 Disbursement of Funds. On the date specified in the Notice of Borrowing, Lender will make available the Loan of $25 million, in U.S. dollars by wire transfer in immediately available funds to an account specified in a written instrument signed by the treasurer or other authorized officer of Borrower and delivered to Lender together with the Notice of Borrowing.

          Section 2.4 Note. (a) Borrower's obligation to pay the principal of, and interest on, the Loan shall be evidenced by a promissory note (the "Note") duly executed and delivered by Borrower substantially in the form of Exhibit A hereto in a principal amount equal to the Loan Commitment, with blanks appropriately completed in conformity herewith. The Note issued to Lender shall
(i) be payable to the order of Lender, (ii) be dated the Closing Date, and (iii) mature on the Final Maturity Date.

          (b) Lender is hereby authorized, at its option, either (i) to endorse on the schedule attached to its Note (or on a continuation of such schedule attached to such Note and made a part thereof) an appropriate notation evidencing the date and amount of the Loan evidenced thereby and the date and amount of each principal and interest payment in respect thereof, or (ii) to record such Loan and such payments in its books and records. Such schedule or such books and records, as the case may be, shall constitute prima facie evidence of the accuracy of the information contained therein.

          Section 2.5 Interest. (a) Borrower agrees to pay interest in respect of the unpaid principal amount of the Loan from the date of the making of the Loan until the Loan shall be paid in full at a rate per annum which shall be equal the sum of the LIBOR Rate in effect from time to time plus 275 basis points (the "Rate"). The Rate shall increase by 200 basis points commencing on October 1, 2000 and shall further increase by an additional 25 basis points each three month period thereafter until the Loan shall be paid in full; provided that in no event shall the aggregate amount of such increases exceed 300 basis points; and further provided that any such increases shall only be payable with respect to periods after such increases. Interest shall be computed on the basis of a 360-day year and the actual number of days elapsed.

          (b) In the event that, and for so long as, any Event of Default shall have occurred and be continuing, the outstanding principal amount of the Loan and, to the extent permitted by law, overdue interest in respect of the Loan, shall bear interest at a rate per annum (the "Default Rate") equal to the sum of two percent (2%) plus the interest rate otherwise applicable hereunder to such principal amount in effect from time to time; provided that nothing in any Loan Document shall permit Lender to receive interest in excess of the maximum rate of interest permitted by law.

          (c) Interest on the Loan shall accrue from and including the date of the Borrowing thereof to but excluding the date of any repayment thereof and shall be payable on each Interest Payment Date, upon any prepayment (on the amount of principal prepaid), at maturity (whether on the Final Maturity Date, by acceleration or otherwise) and, after such maturity, on demand.

          Section 2.6 Voluntary Prepayments. Borrower shall have the right to prepay the Loan in whole or in part from time to time on the following terms and conditions: (i) Borrower shall give Lender written notice (or telephonic notice promptly confirmed in writing), which notice shall be irrevocable, of its intent to prepay the Loan, at least one Business Day prior to a prepayment, which notice shall specify the date (which shall be a Business Day) and the amount of such prepayment and (ii) each prepayment shall be in an aggregate principal amount of $1,000,000 or any integral multiple of $150,000 in excess thereof, unless the amount of the Loan is being paid in full.

          Section 2.7 Mandatory Prepayments. On each date after the Closing Date and until the Final Maturity Date on which Borrower receives Net Proceeds,

Borrower shall prepay the Loan in an amount equal to 100% of the amount of such Net Proceeds; provided that Borrower shall not be required to make any such prepayment if the Net Proceeds are less than $250,000 in the aggregate, or which arise from sales or dispositions of assets of the Borrower to the Hanig Joint Venture (which shall not exceed $2 million in the aggregate).

          Section 2.8 Method and Place of Payment. (a) Except as otherwise specifically provided herein, all payments and prepayments under this Agreement and the Note shall be made to Lender not later than 12:00 noon, New York City time, on the date when due and shall be made in lawful money of the United States of America by wire transfer in immediately available funds to such account as specified by Lender and delivered to the treasurer of Borrower, and any funds received by Lender after such time shall, for all purposes hereof, be deemed to have been paid on the next succeeding Business Day.

          (b) Whenever any payment to be made hereunder or under the Note shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable at the applicable rate during such extension.

          (c) All payments made by Borrower hereunder and under the Note shall be made irrespective of, and without any reduction for, any setoff or counterclaims, including, without limitation, any setoff or counterclaims arising due to a breach or alleged breach by Lender of any other agreement to which Lender and Borrower or its Subsidiaries are parties.

          Section 2.9 Taxes. (a) All payments made by Borrower under this Agreement shall be made free and clear of, and without reduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any governmental authority excluding, in the case of Lender, net income and franchise taxes imposed on Lender by the jurisdiction under the laws of which Lender is organized or in which Lender resides or any political subdivision or taxing authority thereof or therein (all such non-excluded taxes, levies, imposts, deductions, charges or withholdings being hereinafter called "Taxes"). If any Taxes are required to be withheld from any amounts payable to Lender hereunder or under the Note, the amounts so payable to Lender shall be increased to the extent necessary to yield to Lender (after payment of all Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement and the Note. Whenever any Taxes are payable by Borrower, as promptly as possible thereafter, Borrower shall send to Lender a certified copy of an original official receipt received by Borrower showing payment thereof. If Borrower fails to pay any Taxes when due to the appropriate taxing authority or fails to remit to Lender the required receipts or other required documentary evidence, Borrower shall indemnify Lender for any incremental taxes, interest or penalties that may become payable by Lender as a result of any such failure. The agreements in this Section 2.9 shall survive the termination of this Agreement and the payment of the Note and all other Obligations.

          (b) In the event that Lender shall incur increased costs or reductions in the amounts received or receivable hereunder in respect of the Loan, in any such case because of (i) any change since the date of this Agreement in any applicable law or governmental rule, regulation, guideline or order or any interpretation thereof and including the introduction of any new law or governmental rule, regulation, guideline or order, whether or not having the force of law and whether or not failure to comply therewith would be unlawful, and/or (ii) other circumstances affecting Lender, then, and in any such event, Lender shall, after making such determination, give notice to Borrower of such determination. Thereafter, Borrower shall pay to Lender such additional amounts (in the form of an increased rate of interest, or a different method of calculating interest, or otherwise, as Lender in its sole discretion shall determine) as shall be required to compensate Lender for such increased costs or reduction in amounts received or receivable hereunder.

          Section 2.1  Warrants.   Lender shall have the right, (i) if any
portion of the Loan is outstanding on January 1, 2001, to purchase warrants (the "Warrants") representing 0.75% of Borrower's fully-diluted equity securities (including preferred and common stock) as determined in accordance with GAAP ("Fully Diluted Equity Stock") and (ii) if any portion of the Loan is outstanding on April 1, 2001, to purchase Warrants representing 0.75% of Borrower's Fully Diluted Equity Stock. The Warrants will be exercisable at a price equal to $0.01 per share for a period of ten (10) years from their respective dates of issuance, respectively. Such Warrants will have anti-dilution provisions, tag along rights and demand and "piggy-back" registration rights on the terms requested by Lender, and shall otherwise be in the form as mutually agreed by Lender and Borrower at such time.

          Section 2.1 Fees. Borrower shall pay an up-front fee of $250,000 to Lender on the Closing Date. In addition, on October 1, 2000, Borrower shall pay to

Lender a cash rollover fee in an amount equal to two percent (2%) of the principal amount of the Loan outstanding on such date.

          Section 2.1 Use of Proceeds. The proceeds of the Loan shall be used solely to repay the Nationsbank Facility.

 SECTION 3.    CONDITIONS PRECEDENT.

          Section 3.1 Conditions Precedent to the Loan. The obligation of Lender to make the Loan is subject to the satisfaction or waiver in accordance with Section 8.5 on the Closing Date of the following conditions precedent:

          (a)  Loan Documents.

          (i) Credit Agreement. Borrower shall have executed and delivered this Agreement to Lender.

          (ii) Note. Borrower shall have executed and delivered to Lender the appropriate Note in the amount, maturity and as otherwise provided herein.

          (b) Opinion of Counsel. Lender shall have received a legal opinion, dated the Closing Date, from Hale and Dorr LLP, counsel to the Borrower, in form reasonably satisfactory to Lender.

          (c) Corporate Documents. Lender shall have received the Certificate of Incorporation of Borrower, certified to be true, correct and complete by the appropriate Secretary of State, together with a good standing certificate from such Secretary of State as of a date not more than five days prior to the Closing Date, together with a good standing certificate from the Secretaries of State (or equivalent thereof) of each State in which Borrower is qualified to transact business, as of a date not more than five days prior to the Closing Date.

          (d) Certified Resolutions, etc. Lender shall have received a certificate of the secretary or assistant secretary of Borrower dated the Closing Date certifying (i) the names and true signatures of the incumbent officers of Borrower authorized to sign the applicable Loan Documents, (ii) the By-Laws of Borrower as in effect on the Closing Date, (iii) the resolutions of Borrower's Board of Directors approving and authorizing the execution, delivery and performance of the Loan

Documents executed by Borrower, and (iv) that there have been no changes in the Certificate of Incorporation of Borrower since the date of the most recent certification thereof by the appropriate Secretary of State.

          (e) Representations and Warranties. The representations and warranties contained herein and in the Note (other than representations and warranties which expressly speak only as of a different date) shall be true and correct in all material respects on such date both before and after giving effect to the making of the Loan.

          (f) No Default or Event of Default. No Default or Event of Default shall have occurred and be continuing on such date either before or after giving effect to the making of the Loan.

          (g) No Material Adverse Change. No event, act or condition shall have occurred which, in the judgment of Lender, has had or could have a Material Adverse Effect.

          (h) No Injunction. No law or regulation shall have been adopted, no order, judgment or decree of any governmental authority shall have been issued, and no litigation shall be pending or threatened, which in the judgment of Lender would enjoin, prohibit or restrain, or impose or result in the imposition of any material adverse condition upon, the making or repayment of the Loan.

          (i) Notice of Borrowing. Lender shall have received a fully executed Notice of Borrowing in respect of the Loan.

          (j) Evidence of Equity. Lender shall have received documents satisfactory in form and substance to Lender evidencing a placement of private equity securities by Borrower, yielding net proceeds of $25 million.

          (k) Repayment of Certain Debt. Lender shall have received documents satisfactory in form and substance to Lender evidencing that the Nationsbank Facility shall have been paid off in full and all obligations thereunder shall have been terminated, including, without limitation, a payoff letter or other documentation satisfactory in form and substance to Lender evidencing the release of any and all Pledged Stock.

          (l) Financial Markets. There shall not have occurred any disruption or adverse change in the financial or capital markets generally which could reasonably be expected to have a Material Adverse Effect on Lender's ability to assign this Agreement.

          (m) Fees. Lender shall have been paid all Fees and other fees and expenses due and payable hereunder on or before the Closing Date.

          (n) Joint Venture. The Hanig Joint Venture transaction shall have closed on terms satisfactory to Lender.

          (o) Additional Matters. Lender shall have received such other certificates, opinions, documents and instruments relating to the Transactions as may have been reasonably requested by Lender, and all corporate and other proceedings and all other documents (including, without limitation, all documents referred to herein and not appearing as exhibits hereto) and all legal matters in connection with the Transactions shall be satisfactory in form and substance to Lender.

          The providing of a Notice of Borrowing and the acceptance of the proceeds of the Loan shall each constitute a representation and warranty by Borrower to Lender that all of the conditions required to be satisfied under this Section 3 in connection with the making of the Loan have been satisfied.

 SECTION 4.    REPRESENTATIONS AND WARRANTIES.

          In order to induce Lender to enter into this Agreement and to make the Loan, Borrower makes the following representations and warranties, which shall survive the execution and delivery of this Agreement and the Note and the making of the Loan:

          Section 4.1  Corporate Status.  Borrower and each of its Subsidiaries
(i) is a duly organized and validly existing corporation in good standing under the laws of the jurisdiction of its incorporation, (ii) has the corporate power and authority to own its property and assets and to transact the business in which it is engaged or presently proposes to engage and (iii) is duly qualified and is authorized to do business and is in good standing as a foreign corporation in every jurisdiction in which it owns or leases real property or in which the nature of its business requires it to be so qualified, except where the failure to so qualify, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

          Section 4.2 Corporate Power and Authority. Borrower has the corporate power and authority to execute, deliver and carry out the terms and provisions of each of the Loan Documents and has taken all necessary corporate action to authorize the execution, delivery and performance by it of such Loan Documents. Borrower has duly executed and delivered each such Loan Document, and each such Loan Document constitutes its legal, valid and binding obligation, enforceable in accordance with its terms.

          Section 4.3 No Violation. Neither the execution, delivery or performance by Borrower of the Loan Documents, nor compliance by it with the terms and provisions thereof nor the consummation of the Transactions, (i) will contravene any applicable provision of any law, statute, rule, regulation, order, writ, injunction or decree of any court or governmental instrumentality or (ii) will conflict or be inconsistent with or result in any breach of, any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of Borrower pursuant to the terms of any indenture, mortgage, deed of trust, agreement or other instrument to which Borrower is a party or by which it or any of its property or assets is bound or to which it may be subject, or (iii) will violate any provision of the Certificate of Incorporation or By-Laws of Borrower.

          Section 4.4 Litigation. There are no actions, suits or proceedings pending or threatened with respect to any of the Transactions or Loan Documents or that could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

          Section 4.5 Material Adverse Change. Since September 30, 1999, there has occurred no event, act or condition which has had, or could reasonably be expected to have, a Material Adverse Effect.

          Section 4.6 Use of Proceeds; Margin Regulations. All proceeds of the Loan will be used by Borrower only in accordance with the provisions of Section
2.12. No part of the proceeds of the Loan will be used by Borrower to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock. Neither the making of any Loan nor the use of the proceeds thereof will violate or be inconsistent with the provisions of Regulations T, U or X of the Federal Reserve Board.

          Section 4.7 Governmental Approvals. No order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, any governmental or public body or authority, or any subdivision thereof, is required to authorize, or is required in connection with
(i) the execution, delivery and performance of any Loan Document or the consummation of any of the Transactions or (ii) the legality, validity, binding effect or enforceability of any Loan Document.

          Section 4.8 No Default. Neither Borrower nor its Subsidiaries is in default under or with respect to any agreement, instrument or undertaking to which it is a party or by which it or any of its property is bound in any respect which could reasonably be expected to result in a Material Adverse Effect. No Default or Event of Default exists.

          Section 4.9 Licenses, etc. Borrower and its Subsidiaries have obtained and hold in full force and effect, (i) all franchises, licenses, permits, certificates, authorizations, qualifications, accreditations, easements, rights of way and other rights, consents and approvals which are necessary for the operation of their respective businesses as presently conducted, (ii) all patents (including all applications, renewals, reissues, extensions, divisions, and continuations thereof), trademarks (including both registered and unregistered trademarks and applications therefor), service marks, trade names, copyrights (including all registrations, renewals, modifications and extensions thereof), software, propriety rights and know-how and trade secrets which are necessary for the operation of their respective business, except where the failure to so obtain the foregoing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

          Section 4.10 Compliance With Law. Borrower and each of its Subsidiaries is in compliance with all laws, rules, regulations, orders, judgments, writs and decrees (including, without limitation, ERISA and Environmental Laws), except where the failure to so comply, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

          Section 4.11 Subsidiaries and Stockholders. As of the Closing Date, Borrower has no Subsidiaries except (a) magazineoutlet.com, Inc., (b) NewSub Special Services, Inc., or (c) NewSub Magazine Services LLC; Schedule 4.11 states as of the date hereof the aggregate authorized and issued capitalization of Borrower (including options, warrants and other rights to acquire any interest); the outstanding shares of Borrower have been duly authorized and validly issued and are fully paid and nonassessable.

          Section 4.12 Solvency. Borrower is Solvent after giving effect to the Transactions.

          Section 4.13 Title to Properties. Borrower and each of its Subsidiaries has good and marketable title to all its real and personal properties, subject to no Liens of any kind, except for Liens permitted by
Section 6.3

          Section 4.14 Investment Company. Borrower is not an "investment company," or an "affiliated person" of, or "promoter" or "principal underwriter" for, an "investment company," as such terms are defined in the Investment Company Act of 1940, as amended (15 U.S.C. (S) 80a-1, et. seq.). The application of the proceeds of the Loan and repayment thereof by Borrower and the performance by Borrower of the Transactions will not violate any provision of said Act, or any rule, regulation or order issued by the Securities Exchange Commission thereunder, in each case as in effect on the date hereof.

 SECTION 5.    AFFIRMATIVE COVENANTS.

          Borrower covenants and agrees that on and after the Closing Date and until the Obligations are paid in full:

          Section 5.1  Information Covenants.  Borrower will furnish to Lender:

          (a) Monthly Reports. As soon as available, such monthly financial statements and other monthly financial reports of Borrower as are prepared by management in the ordinary course of business for financial planning and oversight purposes and which are circulated to the Board of Directors and/or investors.

          (b) Quarterly Financial Statements.   As soon as practicable and in
any event within 60 days after the end of each fiscal quarter (except the last fiscal quarter of the Fiscal Year), deliver to Lender consolidated balance sheets of Borrower and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income, stockholders' equity and cash flows for such fiscal quarter and for the period from the beginning of the then current Fiscal Year through the end of such reporting period (the "Quarterly Financial Statements"), accompanied by a certificate of the chief financial or accounting officer of Borrower to the effect that such financial statements present fairly the financial position of Borrower and its Subsidiaries as of the end of such fiscal period and the results of their operations and the changes in their financial position for such fiscal period, in conformity with GAAP (except for the omission of footnotes thereto and normal year-end adjustments).

          (c) Annual Financial Statements. As soon as practicable, and in any event within 90 days after the end of each Fiscal Year of Borrower, deliver or cause to be delivered to Lender (i) consolidated balance sheets of Borrower and its Subsidiaries as at the end of such Fiscal Year, and the notes thereto, and the related consolidated statements of income, stockholders' equity and cash flows, and the respective notes thereto, for such Fiscal Year, setting forth comparative financial statements for the preceding fiscal year (the Annual Financial Statements"), all prepared in accordance with GAAP and containing opinions of Arthur Andersen, or other such independent certified public accountants selected by Borrower and approved by Lender, except those which are unqualified as to the scope of the audit performed and as to the "going concern" status of Borrower and without any exception not acceptable to Lender, (ii) a report of the chief financial officer of Borrower providing a discussion and analysis of such financial statements, and (iii) a letter from Borrower's accountants specified in (i) above stating that in performing the audit necessary to render an opinion on the financial statements delivered under this
Section 5.1(c), they obtained no knowledge of any Default or Event of Default by Borrower in the fulfillment of the terms and provisions of this Agreement insofar as they relate to financial matters (which at the date of such statement remains uncured); or if the accountants have obtained knowledge of such Default or Event of Default, a statement specifying the nature and period of existence thereof.

          (d) Special Reports.   As soon practicable upon their becoming
available to Borrower, Borrower shall deliver to Lender a copy of (i) all regular or special reports or effective registration statements which Borrower or any Subsidiary shall file with the Securities and Exchange Commission (or any successor thereto) or any securities exchange, (ii) any proxy statement distributed by Borrower or any Subsidiary to its shareholders, bondholders or the financial community in general, and (iii) any management letter or other report submitted to Borrower or any

Subsidiary by independent accountants in connection with any annual, interim or special audit of Borrower or any Subsidiary.

          (e) Other Information. Borrower shall provide to Lender upon request such other information and analyses as Lender may reasonably request in order to analyze the financial statements and condition of Lender and its Subsidiaries and shall provide Lender with an opportunity to meet with management of Borrower and its accountants in connection therewith.

          (f) Budgets. Not later than the last Business Day of each Fiscal Year, deliver to Lender a capital and operating expense budget prepared on a monthly basis and consolidated financial projections for Borrower and its Subsidiaries for the next Fiscal Year, prepared in accordance with GAAP, accompanied by a written statement of the assumptions used in connection therewith, together with a certificate of the chief financial officer or accounting officer of Borrower to the effect that such budget and financial forecast and assumptions are reasonable and represent Borrower's good faith estimate of its future financial requirements and performance. The financial statements required to be delivered pursuant to clauses (b) and (c) above shall be accompanied by a comparison of the actual financial results set forth in such financial statements to those contained in the forecasts delivered pursuant to this clause (f) together with an explanation of any material variations from the results anticipated in such forecasts.

          (g) Officer's Certificates. At the time of the delivery of the financial statements under clauses (b) and (c) above, a certificate of the chief financial officer or accounting officer of Borrower which certifies (i) that such financial statements fairly present the financial condition and the results of operations of Borrower and its Subsidiaries on the dates and for the periods indicated, subject, in the case of interim financial statements, to normally recurring year-end adjustments and (ii) that such officer has reviewed the terms of the Loan Documents and has made, or caused to be made under his or her supervision, a review in reasonable detail of the business and condition of Borrower and its Subsidiaries during the accounting period covered by such financial statements, and that as a result of such review such officer has concluded that no Default or Event of Default has occurred during the period commencing at the beginning of the accounting period covered by the financial statements accompanied by such certificate and ending on the date of such certificate or, if any Default or Event of Default has occurred, specifying the nature and extent thereof and, if continuing, the action Borrower proposes to take in respect thereof.

          (h) Notice of Default or Litigation. Promptly and in any event within one Business Day after Borrower or any of its Subsidiaries obtains knowledge thereof, notice of (i) the occurrence of any Default or Event of Default, (ii) any litigation or governmental proceeding pending or threatened against Borrower or any of its Subsidiaries which could result in a Material Adverse Effect, and
(iii) any other event, act or condition which could result in a Material Adverse Effect.

               (i)  ERISA.

                    (i) Within ten (10) Business Days after the Borrower knows or has reason to know, that an ERISA Event or a prohibited transaction (as defined in Sections 406 of ERISA and 4975 of the Code) has occurred, and, when known, any action taken or threatened by the IRS, the DOL or the PBGC with respect thereto;

                    (ii) Upon request, or, in the event that such filing reflects a significant change with respect to the matters covered thereby, within three (3) Business Days after the filing thereof with the PBGC, the DOL or the IRS, as applicable, copies of the following: (i) each annual report (form 5500 series), including Schedule B thereto, filed with the PBGC, the DOL or the IRS with respect to each Plan, (ii) a copy of each funding waiver request filed with the PBGC, the DOL or the IRS with respect to any Plan and all communications received by the Borrower from the PBGC, the DOL or the IRS with respect to such request, and (iii) a copy of each other filing or notice filed with the PBGC, the DOL or the IRS, with respect to each Plan of the Borrower;

                    (iii) Upon request, copies of each actuarial report for any Plan or Multiemployer Plan; and within three (3) Business Days after receipt thereof by the Borrower, copies of the following (1) any notices of the PBGC's intention to terminate a Plan or to have a trustee appointed to administer such Plan; (2) any favorable or unfavorable determination letter from the IRS regarding the qualification of a Plan under Section 401(a) of the Code; or (3) any notice from a Multiemployer Plan regarding the imposition of withdrawal liability;

                    (iv) Within three (3) Business Days after the occurrence thereof: (1) any changes in the benefits of any existing Plan which increase the Borrower's annual costs with respect thereto by an amount in excess of $250,000, or the establishment of any new Plan or the commencement of contributions to any Plan to which the Borrower was not previously contributing; or (2) any failure by the Borrower to make a required installment or any other required payment under Section 412 of the Code on or before the due date for such installment or payment; or

                    (v) Within three (3) business days after the Borrower knows or has reason to know that any of the following events has or will occur:
     (1) a Multiemployer Plan has been or will be terminated; (2) the administrator or plan sponsor of a Multiemployer Plan intends to terminate a Multiemployer Plan; or (3) the PBGC has instituted or will institute proceedings under Section 4042 of ERISA to terminate a Multiemployer Plan.

          (j) Environmental. Promptly and in any event within two Business Days after the existence of any of the following conditions and the Borrower's knowledge thereof, other than those conditions which exist as of the Closing Date ("Existing Environmental Conditions"), a certificate of the chief executive officer or chief financial officer of Borrower specifying in detail the nature of such condition and the proposed response thereto of Borrower, any of its Subsidiaries or any of their respective Environmental Affiliates: (i) the receipt by Borrower, any of its Subsidiaries or any of its Environmental Affiliates of any communication (written or oral), whether from a governmental authority, citizens group, employee or otherwise, that alleges that Borrower, any of its Subsidiaries or Environmental Affiliate is not in compliance with applicable Environmental Laws and such noncompliance, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, (ii) Borrower, any of its Subsidiaries or any of its Environmental Affiliates shall obtain actual knowledge that there exists any Environmental Claim pending or threatened against Borrower, any of its Subsidiaries or any Environmental Affiliate, which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, or (iii) any release, emission, discharge or disposal of any Material of Environmental Concern that could form the basis of any Environmental Claim against Borrower, any of its Subsidiaries or any of their Environmental Affiliates, which Environmental Claim, individually or in the aggregate could reasonably be expected to have a Material Adverse Effect. With respect to any Existing Environmental Condition, the requirement to furnish a certificate, as described above, shall not arise unless and until there is an adverse development relating to any Existing Environmental Condition which could reasonably be expected to have a Material Adverse Effect.

          (k) Other Information. From time to time, such other information or documents (financial or otherwise) as Lender may reasonably request.

          Section 5.2 Books, Records and Inspections. Borrower shall, and shall cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries in conformity with GAAP and all requirements of law shall be made of all dealings and transactions in relation to its business and activities. Borrower shall, and shall cause each of its Subsidiaries to, permit officers and designated representatives of Lender to visit and inspect any of the properties of Borrower or any of its Subsidiaries, and to examine the books of record and account of Borrower or any of its Subsidiaries, and discuss the affairs, finances and accounts of Borrower or any of its Subsidiaries with, and be advised as to the same by, its and their officers and independent accountants, all upon reasonable notice and at such reasonable times as Lender may desire.

          Section 5.3 Maintenance of Insurance. Borrower shall, and shall cause each of its Subsidiaries to, (a) maintain with financially sound and reputable insurance companies insurance on itself and its properties in at least such amounts and against at least such risks as are customarily insured against in the same general area by companies engaged in the same or a similar business, which insurance shall in any event not provide for materially less coverage than the insurance in effect on the Closing Date, and (b) furnish to Lender from time to time, upon written request, the policies under which such insurance is issued, certificates of insurance and such other information relating to such insurance as Lender may request.

          Section 5.4 Taxes. (a) Borrower shall pay or cause to be paid, and shall cause each of its Subsidiaries to pay or cause to be paid, when due, all taxes, charges and assessments and all other lawful claims required to be paid by Borrower or such Subsidiaries, except as contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves have been established with respect thereto in accordance with GAAP.

          (b) Borrower shall not, and shall not permit any of its Subsidiaries to, file or consent to the filing of any consolidated tax return with any Person (other than Borrower and its Subsidiaries).

          Section 5.5 Corporate Franchises. Borrower shall, and shall cause each of its Subsidiaries to, do or cause to be done, all things necessary to preserve and keep in full force and effect its existence and its patents, trademarks, servicemarks, tradenames, copyrights, franchises, licenses, permits, certificates, authorizations, qualifications, accreditations, easements, rights of way and other rights, consents and approvals except where the failure to so preserve any of the foregoing (other than existence) could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

          Section 5.6 Compliance with Law. Borrower shall, and shall cause each of its Subsidiaries to, comply with all applicable laws, rules, statutes, regulations, decrees and orders of, and all applicable restrictions imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of their business and the ownership of their property, including, without limitation, all Environmental Laws, except such non-compliance as could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

          Section 5.7 Performance of Obligations. Borrower shall, and shall cause each of its Subsidiaries to, perform all of its obligations under the terms of (i) each mortgage, indenture, security agreement, debt instrument, lease, undertaking and contract by which it or any of its properties is bound or to which it is a party if the failure to so perform, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect and (ii) the Certificate of Incorporation and By-Laws of Borrower.

          Section 5.8 Maintenance of Properties. Borrower shall, and shall cause each of its Subsidiaries to, ensure that its properties used or useful in its business are kept in good repair, working order and condition, normal wear and tear excepted.

SECTION 6.     NEGATIVE COVENANTS.

          Borrower covenants and agrees that on and after the Closing Date and until the Obligations are paid in full, without the prior written consent of
Lender:

          Section 6.1 Capital Expenditures. Borrower shall not make or incur (or commit to make or incur) and shall not permit any of its Subsidiaries to make or incur (or commit to make or incur) any Capital Expenditures, other than Capital Expenditures of Borrower and its Subsidiaries in the aggregate not in excess of $20 million in any fiscal year.

          Section 6.2 Indebtedness. Borrower shall not, and shall not permit any of its Subsidiaries to, create, incur, assume, suffer to exist or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness, other than (a) Indebtedness in connection with the Loan and this Agreement, (b) Indebtedness between the Borrower and any wholly-owned Subsidiary, (c) Indebtedness existing on the date hereof, if any, and described on Schedule 6.2 (d) Indebtedness of Borrower and its Subsidiaries in the aggregate not in excess of $3 million in any fiscal year, and (e) the Working Capital Facility.

          Section 6.3 Liens. Borrower shall not, and shall not permit any of its Subsidiaries to, create, incur, assume or suffer to exist, directly or indirectly, any Lien on any of its property now owned or hereafter acquired, other than:

          (a) Liens existing on the Closing Date set forth on Schedule 6.3;

          (b) Liens incurred pursuant to the Working Capital Facility;

          (c) Liens incurred pursuant to Indebtedness permitted pursuant to
Section 6.2;

          (d) Liens for taxes not yet due or which are being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves are being maintained in accordance with GAAP; and

          (e) Statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and other Liens imposed by Law (other than any Lien imposed by ERISA or pursuant to any Environmental Law) created in the ordinary course of business for amounts not yet due or which are being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate bonds have been posted.

          Section 6.4  Restriction on Fundamental Changes.

          (a) Borrower shall not, and shall not permit any of its Subsidiaries to, enter into any merger or consolidation, or liquidate, wind-up or dissolve (or suffer any liquidation or dissolution), discontinue its business or convey, lease, sell, transfer or otherwise dispose of, in one transaction or series of transactions, all or any substantial part of its business or property, whether now or hereafter acquired, except as otherwise permitted under Section 6.5 or in connection with the Borrower's or its Subsidiaries' termination of its gift business.

          (b) Borrower shall not, and shall not permit any of its Subsidiaries to, (i) acquire by purchase or otherwise any property or assets of, or stock or other evidence of beneficial ownership of, any Person, except purchases of inventory, equipment, materials and supplies in the ordinary course of Borrower's or such Subsidiary's business, (ii) create any Subsidiary, or (iii) enter into any partnership or joint venture except for the Hanig Joint Venture.

          (c) Borrower shall not and shall not permit any of its Subsidiaries to, except in connection with an initial public offering or the offering of the Borrower's equity securities, amend its Certificate of Incorporation or By-Laws or as required by GAAP, its accounting policies or reporting practices.

          Section 6.5 Sale of Assets. Borrower shall not, and shall not permit any of its Subsidiaries to, enter into any Asset Sale, except for Asset Sales, the proceeds of which are paid in compliance with Section 2.7 hereof.

          Section 6.6 Dividends. Borrower shall not, and shall not permit any of its Subsidiaries to, declare or pay any dividends (other than dividends payable solely in common stock), or return any capital to, its common or preferred stockholders as such or authorize or make any other distribution, payment or delivery of property or cash to its common or preferred stockholders as such, or redeem, retire, purchase or otherwise acquire, directly or indirectly, any shares of any class of its capital stock now or hereafter outstanding (or any options or warrants issued with respect to its capital stock), or set aside any funds for any of the foregoing purposes (all the foregoing "Dividends") except that any Subsidiary of the Borrower may declare and pay Dividends to Borrower or any other wholly-owned Subsidiary of Borrower.

          Section 6.7 Transactions with Affiliates. Borrower shall not, and shall not permit any of its Subsidiaries to, enter into any transaction or series of related transactions, whether or not in the ordinary course of business, with any Affiliate, other than on terms and conditions substantially as favorable to Borrower or such Subsidiary as would be obtainable at the time in a comparable arm's-length transaction with a Person other than an Affiliate.

          Section 6.8 Limitation on Modifications of Certain Documents. Borrower shall not, and shall not permit any of its Subsidiaries to amend, modify or waive, or permit the amendment, modification or waiver of, any provision of any material contracts, except in the ordinary course of business.

          Section 6.9 Changes in Business. Borrower shall not, and shall not permit any of its Subsidiaries to, enter into any business which is substantially different from that conducted by Borrower or such subsidiary, as the case may be, on the Closing Date.

          Section 6.10 Certain Restrictions. Borrower shall not, and shall not permit any of its Subsidiaries to, enter into any agreement which restricts the ability of Borrower or any of its Subsidiaries to, in accordance with the terms of this Agreement, (a) enter into amendments, modifications or waivers of the Loan Documents, (b) sell, transfer or otherwise dispose of its assets, (c) create, incur, assume or suffer to exist any Lien upon any of its property, (d) create, incur, assume, suffer to exist or otherwise become liable with respect to any Indebtedness, or (e) pay any Dividend except pursuant to Working Capital Facility or capitalized leases permitted hereunder.

          Section 6.11 Investments. Other than those Investments existing as of the Closing Date, loans or advances made to employees in the ordinary course, and loans or other Investments made by the Borrower after the Closing Date in or to the Hanig Joint Venture not to exceed $3 million in the aggregate. Borrower shall not, and shall not permit any of its Subsidiaries to make any Investment except Borrower and its Subsidiaries may acquire and hold Cash Equivalents.

          Section 6.12 Fiscal Year; Fiscal Quarter. Borrower shall not, and shall not permit any of its Subsidiaries to, change its fiscal year or any of its fiscal quarters.

 SECTION 7.    EVENTS OF DEFAULT

          Section 7.1 Events of Default. Each of the following events, acts, occurrences or conditions shall constitute an "Event of Default" under this Agree-ment, regardless of whether such event, act, occurrence or condition is voluntary or involuntary or results from the operation of law or pursuant to or as a result of compliance by any Person with any judgment, decree, order, rule or regulation of any court or administrative or governmental body:

          (a) Failure to Make Payments. Borrower shall (i) default in the payment when due of any principal of the Loan or (ii) default, and such default shall continue unremedied for three or more Business Days, in the payment when due of any interest on the Loan or in the payment when due of any other amounts owing hereunder.

          (b) Breach of Representation or Warranty. Any representation or warranty made by Borrower herein or in any other Loan Document or in any certificate or statement delivered pursuant hereto or thereto shall prove to be false or misleading in any material respect on the date as of which made or deemed made.

          (c)  Breach of Covenants.

               (i) Borrower shall fail to perform or observe any agreement, covenant or obligation arising under Section 5.1, 5.5, 5.7 or 6.

               (ii) Borrower shall fail to perform or observe any agreement, covenant or obligation arising under this Agreement (except those described in subsections (a), (b) and (c)(i) above), and such failure shall continue for 15 days.

          (d) Default Under Other Agreements. Borrower shall default in the payment when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) of any amount owing in respect of any Indebtedness (other than the Obligations) in the aggregate principal amount of $250,000 or more; or Borrower shall default in the performance or observance of any obligation or condition with respect to any such Indebtedness or any other event shall occur or condition exist, if the effect of such default, event or condition is to accelerate the maturity of any such Indebtedness or to permit (without regard to any required notice or lapse of time) the holder or holders thereof, or any trustee or agent for such holders, to accelerate the maturity of any such Indebtedness, or any such Indebtedness shall become or be declared to be due and payable prior to its stated maturity other than as a result of a regularly scheduled payment.

          (e) Bankruptcy, etc. (i) Borrower or any of its Subsidiaries shall commence a voluntary case concerning itself under the Bankruptcy Code; or (ii) an involuntary case is commenced against Borrower or any of its Subsidiaries and the petition is not controverted within 10 days, or is not dismissed within 30 days, after commencement of the case; or (iii) a custodian (as defined in the Bankruptcy Code) is appointed for, or takes charge of, all or substantially all of the property of Borrower or any of its Subsidiaries or Borrower or any of its Subsidiaries commences any other proceedings under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to Borrower or any of its Subsidiaries or there is commenced against Borrower or any of its Subsidiaries any such proceeding which remains undismissed for a period of 30 days; or (iv) any order of relief or other order approving any such case or proceeding is entered; or (v) Borrower or any of its Subsidiaries is adjudicated insolvent or bankrupt; or (vi) Borrower or any of its Subsidiaries suffers any appointment of any custodian or the like for it or any substantial part of its property to continue undischarged or unstayed for a period of 30 days; or (vii) Borrower or any of its Subsidiaries makes a general assignment for the benefit of creditors; or (viii) Borrower or any of its Subsidiaries shall fail to pay, or shall state that it is unable to pay, or shall be unable to pay, its debts generally as they become due; or (ix) Borrower or any of its Subsidiaries shall call a meeting of its creditors with a view to arranging a composition or adjustment of its debts; or (x) Borrower or any of its Subsidiaries shall by any act or failure to act consent to, approve of or acquiesce in any of the foregoing; or (xi) any corporate action is taken by Borrower or any of its Subsidiaries for the purpose of effecting any of the foregoing.

          (f) ERISA. (i) Any Termination Event shall occur, or (ii) any Plan shall incur an "accumulated funding deficiency" (as defined in Section 412 of the Code or Section 302 of ERISA) of at least $250,000, whether or not waived or
(iii) Borrower shall have engaged in a transaction which is prohibited under
Section 4975 of the Code or Section 406 of ERISA which could reasonably be expected to result in the imposition of liability in excess of $250,000 on Borrower or any member of its ERISA Controlled Group, or (iv) Borrower shall fail to pay when due an amount in excess of $250,000 which it shall have become liable to pay to the PBGC, any Plan or a trust established under Title IV of ERISA, or (v) any other event or condition shall occur or exist with respect to any Plan which could subject Borrower or any member of its ERISA Controlled Group to any tax, penalty or other liability in excess of $250,000.

          (g) Change of Control.  A Change of Control shall have occurred.

          (h) Judgments. One or more judgments or decrees in an aggregate amount of $250,000 or more shall be entered by a court or courts of competent jurisdiction against Borrower or any of its Subsidiaries (other than any judgment as to which the insurer has not disputed coverage) and (i) any such judgments or decrees shall not be stayed, discharged, paid, bonded or vacated within 30 days or (ii) enforcement proceedings shall be commenced by any creditor on any such judgments or decrees, which are not stayed or terminated with 30 days.

          (i) Environmental Matters. (i) Any proper Environmental Claim shall have been filed, subsequent to the Closing Date, against Borrower or any of its Subsidiaries or any Environmental Affiliate thereof which, if determined adversely, could reasonably be expected to have a Material Adverse Effect, (ii) any release, emission, discharge or disposal of any Material of Environmental Concern shall have occurred, subsequent to the Closing Date, and such event could be the basis of a valid Environmental Claim against Borrower or any of its Subsidiaries or any Environmental Affiliate thereof which, if determined adversely, could reasonably be expected to have a Material Adverse Effect, (iii) Borrower or any of its Subsidiaries or its Environmental Affiliate shall have failed to obtain, subsequent to the Closing Date, any Environmental Approval necessary for the management, use, control, ownership, or operation of its business, property or assets or any such Environmental Approval shall be revoked, terminated, or otherwise cease to be in full force and effect, in each case, if the existence of such condition could reasonably be expected to have a Material Adverse Effect, or (iv) any change or degradation of any environmental matter enumerated in subparagraphs (i) through (iii) above, existing or occurring on or prior to the Closing Date, which could reasonably be expected to have a Material Adverse Effect.

          Section 7.2 Rights and Remedies. Upon the occurrence of any Event of Default described in Section 7.1(e), the unpaid principal amount of and any and all accrued interest on the Loan and any and all Obligations shall automatically become immediately due and payable, with all additional interest from time to time accrued thereon and without presentation, demand, or protest or other requirements of any kind (including, without limitation, valuation and appraisement, diligence, presentment, notice of intent to demand or accelerate and notice of acceleration), all of which are hereby expressly waived by Borrower, and the obligation of Lender to make the Loan hereunder shall thereupon terminate; and upon the occurrence and during the continuance of any other Event of Default, Lender may, by written notice to Borrower, declare the unpaid principal amount of and any and all accrued and unpaid interest on the Loan and any other Obligations to be, and the same shall thereupon be, immediately due and payable with all additional interest from time to time accrued thereon and without presentation, demand, or protest or other requirements of any kind (including, without limitation, valuation and appraisement, diligence, presentment, notice of intent to demand or accelerate and notice of acceleration), all of which are hereby expressly waived by Borrower.

 SECTION 8.    MISCELLANEOUS

          Section 8.1  Payment of Expenses, Indemnity, etc.  Borrower shall:

          (a) pay all reasonable out-of-pocket costs and expenses of Lender in connection with the negotiation, preparation, execution and delivery of the Loan Documents and the documents and instruments referred to therein, and any amendment, waiver or consent relating to any of the Loan Documents;

          (b) pay all reasonable out-of-pocket costs and expenses of Lender in connection with the preservation of rights under, and enforcement of, the Loan Documents and the documents and instruments referred to therein or in connection with any restructuring or rescheduling of the Obligations (including, without limitation, the reasonable fees and disbursements of counsel for Lender);

          (c) pay, and hold Lender harmless from and against, any and all present and future stamp, excise and other similar taxes with respect to the foregoing matters and hold Lender harmless from and against any and all liabilities with respect to or resulting from any delay or omission (other than to the extent attributable to Lender) to pay such taxes; and

          (d) indemnify Lender, its officers, directors, employees, representatives and agents (each an "Indemnitee") from, and hold each of them harmless against, any and all losses, liabilities, claims, damages, expenses, obligations, penalties, actions, judgments, suits, costs or disbursements of any kind or nature whatsoever (including, without limitation, the fees and disbursements of counsel for such Indemnitee in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not such Indemnitee shall be designated a party thereto) that may at any time (including, without limitation, at any time following the payment of the Obligations) be imposed on, asserted against or incurred by any Indemnitee as a result of, or arising out of, or in any way related to or by reason of, any of the Transactions or the execution, delivery or performance of any Loan Document; provided no indemnification shall be made for any of the foregoing arising out of or in connection with any gross negligence or willful misconduct of Lender.

          Section 8.2 Right of Setoff. In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, upon the occurrence and during the continuance of any Event of Default, Lender is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to Borrower or any of its Subsidiaries or to any other Person, any such notice being hereby expressly waived, to set off any other indebtedness or other obligation at any time held or owing by the Lender to or for the credit or the account of Borrower or any of its Subsidiaries against and on account of the Obligations of Borrower or any of its Subsidiaries to Lender under this Agreement or the Note, and all other claims of any nature or description arising out of or connected with this Agreement or the Note, irrespective of whether or not Lender shall have made any demand hereunder and although said Obligations, liabilities or claims, or any of them, shall be contingent or unmatured.

          Section 8.3 Notices. All notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

          (a)  if to Lender, to it at:

               Five High Ridge Park
               Stamford, CT 06905
 and
          (b)  if to the Borrower, to it at:

               Synapse Group, Inc.
               Four High Ridge Park
               Stamford, Connecticut 06905-1325
               Attn:   Michael Loeb
                       Jonathan Siegel
               Telephone:   (203) 595-8255
               Telecopy:    (203) 595-8247

               with a copy to:

               Hale and Dorr LLP
               60 State Street
               Boston, MA 02109
               Attn: Mitchel Appelbaum
               Telephone:   (617) 526-6000
               Telecopy:    (617) 526-5000

Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other party hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

          Section 8.4  Successors and Assigns; Participation; Assignments.

          (a) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of Borrower, Lender, all future holders of the Note and their respective successors and assigns, except that Borrower may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of Lender. Nothing in this Agreement, express or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Lender's affiliates) any legal or equitable right, remedy or claim under or by reason of this Agreement.

          (b) Assignments. Lender may, in accordance with applicable law, at any time assign to any other Person (each an "Assignee") all or any part of its interest in the Loan owing to it, the Note held by it, the Loan Commitment and any other interest hereunder (its "Credit Exposure"). Borrower and Lender agree that to the extent of any assignment the Assignee shall be deemed to have the same rights and benefits under the Loan Documents and the same rights of setoff as Lender hereunder; provided that Borrower shall be entitled to continue to deal solely and directly with the Lender in connection with the interests so assigned to the Assignee unless and until such Assignee becomes a Purchasing Lender pursuant to clause (c) below.

          (c) Assignments to Purchasing Lenders. Lender may at any time and from time to time assign to one or more Persons ("Purchasing Lenders") all or any part of its Credit Exposure pursuant to a supplement to this Agreement, substantially in the form of Exhibit B hereto (a "Assignment Agreement"), executed by such Purchasing Lender and Lender. Any such partial assignment shall be an assignment of an identical percentage of Lender's Loan and Loan Commitment hereunder. Upon (i) such execution of such Assignment Agreement,
(ii) delivery of an executed copy thereof to Borrower and (iii) payment by such Purchasing Lender to Lender of an amount equal to the purchase price agreed between Lender and such Purchasing Lender, Lender shall be released from its obligations hereunder to the extent of such assignment and such Purchasing Lender shall for all purposes be a party to this Agreement and shall have all the rights and obligations of Lender under this Agreement to the same extent as if it were an original party hereto, and no further consent or action by Borrower or Lender shall be required. Such Assignment Agreement shall be deemed to amend this Agreement to the extent, and only to the extent, necessary to reflect the addition of such Purchasing Lender as a party and the resulting adjustment of the Loan Commitment, if any, arising from the purchase by such Purchasing Lender of all or a portion of the Credit Exposure of Lender. Promptly after the consummation of any transfer to a Purchasing Lender pursuant hereto, Lender and Borrower shall make appropriate arrangements so that a replacement
Note is issued to Lender and a new Note is issued to Purchasing Lender, in each case in principal amounts reflecting such transfer.

          (d) Disclosure of Information. Borrower authorizes Lender to disclose to any Assignee (each, a "Transferee") and any prospective Transferee any and all financial and other information in Lender's possession concerning Borrower which has been delivered to Lender by Borrower pursuant to this Agreement or which has been delivered to Lender by Borrower in connection with Lender's credit evaluation of Borrower prior to entering into this Agreement, provided that such recipient agrees to hold such information as confidential.

          (e) Confidentiality. The Lender agrees that it will not disclose Confidential Information (as defined below) to any Person other than (i) as may be consented to by the Borrower, (ii) as may be required by law or pursuant to legal process or as necessary to enforce its rights and perform its obligations under this Agreement and the other Loan Documents and (iii) to prospective participants and purchasing lenders ("Participants") and those of the Lenders' or such Participants' directors, officers, employees, examiners and professional advisors ("Representatives") who have a need to know the Confidential Information in accordance with customary banking practices and who receive the Confidential Information having been made aware of the restrictions of this Section. As used herein, the term "Confidential Information" means all information contained in materials relating to the Borrower and its Subsidiaries provided to the Lender by the Borrower or its representatives or agents other than (x) information which is at the time so provided

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

or thereafter becomes generally available to the public other than as a result of a disclosure by the Lender or a Participant or any Representatives thereof,
(y) information which was available to the Lender prior to its disclosure to the Lender by the Borrower, its representatives or agents and (z) information which becomes available to the Lender from a source other than the Borrower, its representatives or agents.

          Section 8.5 Amendments and Waivers. Neither this Agreement nor the Note nor any terms hereof or thereof may be amended, supplemented, modified or waived except in accordance with the provisions of this Section 8. Lender and Borrower may, from time to time, enter into written amendments, supplements, modifications or waivers for the purpose of adding, deleting, changing or waiving any provisions to this Agreement or the Note. Any such amendment, supplement, modification or waiver shall apply to and shall be binding upon Borrower, Lender and all future holders of the Note. In the case of any waiver, Borrower and Lender shall be restored to their former position and rights hereunder and under the outstanding Note, and any Default or Event of Default waived shall be deemed to be cured and not continuing, but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

          Section 8.6 No Waiver; Remedies Cumulative. No failure or delay on the part of Lender or any holder of the Note in exercising any right, power or privilege hereunder or under the Note and no course of dealing between Borrower or its Subsidiaries and Lender or the holder of the Note shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under the Note preclude any other or further exercise thereof of the exercise of any other right, power or privilege hereunder or thereunder. The rights and remedies herein expressly provided are cumulative and not exclusive of any rights or remedies which Lender or the holder of the Note would otherwise have. No notice to or demand on Borrower or any of its Subsidiaries in any case shall entitle Borrower or any of its Subsidiaries to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Lender or the holder of the Note to any other or further action in any circumstances without notice or demand.

          Section 8.7 Governing Law; Submission to Jurisdiction. (a) THIS AGREEMENT AND THE NOTE AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK),

WITHOUT GIVING EFFECT TO THE PRINCIPLES THEREOF RELATING TO CONFLICTS OF LAW.

          (b) EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF ANY NEW YORK STATE COURT OR FEDERAL COURT OF THE UNITED STATES OF AMERICA SITTING IN NEW YORK CITY, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE NOTE, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH NEW YORK STATE COURT OR, TO THE EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT SHALL AFFECT ANY RIGHT THAT ANY PARTY MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS IN THE COURTS OF ANY JURISDICTION.

          (c) Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the Note in any New York State or federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

          (d) Each of the parties hereto irrevocably consents to service of process in the manner provided for notices in Section 8.3. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

          Section 8.8 Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts,

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

each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.

          Section 8.9 Effectiveness. This Agreement shall become effective on the date on which Lender and Borrower shall have each signed a counterpart hereof and Borrower shall have delivered the same to Lender.

          Section 8.10 Headings Descriptive. The headings of the several Sections and subsections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

          Section 8.11 Marshalling; Recapture. Lender shall be under no obligation to marshal any assets in favor of Borrower or any of its Subsidiaries or any other party or against or in payment of any or all of the Obligations.
To the extent Lender receives any payment by or on behalf of Borrower or any of its Subsidiaries, which payment or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to Borrower or any of its Subsidiaries or its estate, trustee, receiver, custodian or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then to the extent of such payment or repayment, the obligation or part thereof which has been paid, reduced or satisfied by the amount so repaid shall be reinstated by the amount so repaid and shall be included within the liabilities of Borrower or any of its Subsidiaries to Lender as of the date such initial payment, reduction or satisfaction occurred.

          Section 8.12 Severability. In case any provision in or obligation under this Agreement or the Note shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

          Section 8.13 Survival. All indemnities set forth herein including, without limitation, in Sections 2.9 and 8.1 shall survive the execution and delivery of this Agreement and the Note and the making and repayment of the Loan hereunder.

          Section 8.14 Limitation of Liability. No claim may be made by Borrower, any of its Subsidiaries or any other Person against Lender or any of its Affiliates, directors, officers, employees, attorneys or agents for any special, indirect, consequential or punitive damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement or any act, omission or event occurring in connection herewith; and Borrower and each of its Subsidiaries hereby waives, releases and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

          Section 8.15 Calculations; Computations. The financial statements to be furnished to Lender pursuant hereto shall be made and prepared in accordance with GAAP consistently applied throughout the periods involved and consistent with GAAP as used in the preparation of the financial statements referred to in
Section 5.1

          Section 8.16 Waiver of Trial by Jury. TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF BORROWER AND LENDER HEREBY IRREVOCABLY WAIVES ALL RIGHT OF TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR THE NOTE OR ANY MATTER ARISING HEREUNDER OR THEREUNDER.

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

          IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officers to execute and deliver this Agreement as of the date first above written.

                               SYNAPSE GROUP, INC.

BORROWER:
                               By: /s/ Michael Loeb
                                   ---------------------
                                       Name:  Michael Loeb
                                       Title: President


                                   JAY WALKER
LENDER:

                                   /s/ Jay Walker
                                   ---------------------
                                   Jay Walker

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